Exhibit 3.1

DPC    the Commonwealth of Massachusetts William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512  Articles of Entity Conversion of a Domestic Other Entity to a Domestic Business Corporation (General Laws Chapter 156D, Section 9.53; 950 CMR 113.30)(1) Exact name of other entity: Bay Stakes LLC     (2) A corporate name that satisfies the requirements of G.L. Chapter 156D, Section 4.01:   Bay Stakes Corporation   (3) The plan of entity conversion was duly approved in accordance with the organic law of the other entity.     (4) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section  2.02 (a) or permitted to be included in the articles pursuant to G.L. Chapter 156D, Section 2.02(b):    ARTICLE I  The exact name of the corporation upon conversion is:    Bay Stakes Corporation  ARTICLE II  Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:*                   * Professional corporations governed by G.L Chapter 156A must specify the professional activities of the corporation.    ARTICLE VII  The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:    ARTICLE VIII  The information contained in this article is not a permanent part of the articles of organization.   a.  The street address of the initial registered office of the corporation in the commonwealth: 180 CANAL STREET, 5TH FL b.  The name of its initial registered agent at its registered office: DANIEL T. KRUSZ c. The names and addresses of the individuals who will serve as the initial directors, president, treasurer and secretary of the  corporation (an address need not be specified if the business address of the officer or director is the same as the principal office location):  President: DANIEL T. KRUSZ Treasurer: DAVID E. KRUSZ Secretary:  KEVIN F. KRUSZ Director(s): DANIEL T. KRUSZ   lf a  professional corporation, include a list of shareholders with residential addresses and attach certificates of the appropriate regulatory board   d.  The fiscal year end of the corporation:  DECEMBER 31  e. A brief description of the type of business in which the corporation intends to engage:  GAMES OF SKILL & CHANCE SOFTWARE/HARDWARE DEVELOPMENT. The street address of the principal office of the corporation: 180 CANAL STREET, 5TH FL, BOSTON, MA 02114 g.  The street address where the records of the corporation required to be kept in the commonwealth are located is:  180 CANAL STREET, 5TH FLOOR, BOSTON,MA 02114, which is (number, street, city or town, state, zip code)   RI  its principal office;    an office of its transfer agent; an office of its secretary/assistant secretary;   its registered office.   Signed by:  ' (signature of authorized individual)   Chairman of the board of directors, 121 President,   Other officer,   Court-appointed fiduciary,    on this 24th day of   August, 2016   P.C. cl 56ds953950c11330 01/13/05